Exhibit 4.1

AMENDMENT NO. 2 TO

THE AMENDED AND RESTATED

DECLARATION OF TRUST

AND TRUST AGREEMENT

This AMENDMENT NO. 2 (THE “AMENDMENT”) TO THE AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE ETHEREUM MINI TRUST (ETH) (the “Trust”) is made and entered into as of November 4, 2024, by and among GRAYSCALE INVESTMENTS, LLC, a Delaware limited liability company, CSC DELAWARE TRUST COMPANY (formerly Delaware Trust Company), a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

* * *

RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Amended and Restated Declaration of Trust and Trust Agreement dated as of July 17, 2024, as amended by Amendment No. 1 dated as of July 18, 2024, as may be further amended from time to time (the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor and the Trustee may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions;

WHEREAS, the Sponsor and the Trustee wish to amend the Trust Agreement pursuant to Section 10.1 thereof, in order to provide that distributions from the Trust, if any, will solely be made in cash. Such amendment will be effective immediately as of the date hereof.

WHEREAS, the Sponsor and the Trustee wish to amend the Trust Agreement pursuant to Section 10.1 thereof, to amend the name of the Trust to Grayscale Ethereum Mini Trust ETF, with such amendment to be effective immediately as of the date hereof.

NOW, THEREFORE, pursuant to Section 10.1 of the Trust Agreement, the Trustee and the Sponsor hereby amend the Trust Agreement as set forth below.

ARTICLE I

AMENDMENTS

SECTION 1.1 Amendments. The Trust Agreement is hereby amended as follows:

(a) Section 1.2 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1.2 Name.

The name of the Trust is “Grayscale Ethereum Mini Trust ETF” in which name the Trustee and the Sponsor shall cause the Trust to carry out its purposes as set forth in Section 1.5, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust.

(b) As used in the Trust Agreement, all references to “Grayscale Ethereum Mini Trust (ETH)” are hereby amended to refer to “Grayscale Ethereum Mini Trust ETF.”

(c) Section 1.5 of the Trust Agreement is amended as follows (with ~~strike through~~ representing deletions and underlining and bold representing additions):

SECTION 1.5 Purposes and Powers.

(a)
The purposes of the Trust shall be to (i) accept Ether for subscriptions of Shares in accordance with Article III hereof or accept cash (to be used to purchase Ether) for subscriptions of Shares in accordance with Section 13.13 hereof, to hold Ether, Incidental Rights and IR Virtual Currency~~,~~ and to distribute Ether (or cash from the sale of Ether) upon redemptions of Shares in accordance with Article V hereof (if authorized in accordance with Section 5.1 hereof) ~~and to distribute shares of a liquidating trust or other vehicle formed to hold Ether, Incidental Rights and IR Virtual Currency (or cash from the sale thereof) pursuant to Section 3.7 hereof or upon the liquidation of the Trust or at such intervals as the Sponsor may determine~~ (it being understood that the Trust shall not create or redeem Shares at any time that it holds Incidental Rights, IR Virtual Currency or cash from the sale of Ether, Incidental Rights or IR Virtual Currency), and (ii) to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing. For the avoidance of doubt, such activities include any lawful action necessary or desirable in connection with the Trust’s ownership of Incidental Rights, including the acquisition of IR Virtual Currency, except if such action would be prohibited by Section 1.5(b) or any other provision of this Trust Agreement. The Trust shall not engage in any business activity and shall not acquire or own any assets other than (i) Ether, (ii) Incidental Rights, (iii) if permissible under Section 1.5(b) and Section 6.4(m), IR Virtual Currency, and (iv) cash from the sale of any of the foregoing or take any of the actions set forth in Section 6.4. The Trust shall have all of the powers specified in Section 3.1 hereof as powers which may be exercised by a Sponsor on behalf of the Trust under this Trust Agreement.
(b)
The Trust shall not take any action that could cause the Trust to be treated other than as a grantor trust for U.S. federal income tax purposes. Without limiting the generality of the foregoing, nothing in this Trust Agreement (including, for the avoidance of doubt, Section 1.5(a)) shall be construed to give the Trustee or the Sponsor the power to vary the investment of the Shareholders within the meaning of Section 301.7701-4(c) or similar provisions of the Treasury Regulations, nor shall the Trustee or the Sponsor take any action that would vary the investment of the Shareholders.

(d) Section 3.7 of the Trust Agreement is amended as follows (with ~~strike through~~ representing deletions and underlining and bold representing additions):

SECTION 3.7 Distributions.

(a)
The Trust may make distributions on Shares ~~either~~ in cash ~~or in kind (which may include shares of a liquidating trust or other vehicle formed to hold Ether), including in such form as is necessary and permissible for the Trust to facilitate the distribution of Ether, Incidental Rights and/or IR Virtual Currency~~ or pursuant to SECTION 7.5.
(b)
Distributions on Shares, if any, may be made with such frequency as the Sponsor may determine, which may be daily or otherwise, to the Shareholders, from the Trust Estate, after providing for actual and accrued liabilities. All distributions on Shares shall be made pro rata to the Shareholders in proportion to their respective Percentage Interests at the date and time of record established for such distribution.
(c)
If the Trust sells Ether, Incidental Rights and/or IR Virtual Currency in order to pay Additional Trust Expenses, then any cash remaining from these sales after the payment of any Additional Trust Expenses shall promptly be distributed to the Shareholders.

(e) Section 6.4 of the Trust Agreement is amended as follows (with ~~strike through~~ representing deletions and underlining and bold representing additions):

SECTION 6.4 General Prohibitions. The Trust shall not, and the Sponsor shall not have the power to cause the Trust to:

(a) Receive any property other than Ether upon the issuance of Shares;

(b) Hold any property other than (i) Ether, Incidental Rights and IR Virtual Currency~~,~~ or (ii) cash from the sale of Ether, Incidental Rights or IR Virtual Currency ~~and (iii) interests in any liquidating trust or other vehicle formed to hold Ether, Incidental Rights or IR Virtual Currency pending distribution of such interests to the Shareholders~~;

(c) Hold any cash from the sale of Ether, Incidental Rights or IR Virtual Currency for more than thirty (30) Business Days prior to using such cash to pay Additional Trust Expenses, or to fund the redemption of Redemption Baskets, and distributing any remaining cash to the Shareholders;

(d) If the redemption of Shares is not authorized pursuant to SECTION 5.1, redeem any Shares other than upon the dissolution of the Trust;

(e) If the redemption of Shares is authorized pursuant to SECTION 5.1, redeem the Shares other than (i) to satisfy a Redemption Order from an Authorized Participant, (ii) as provided in SECTION 5.2 or SECTION 5.3 or (iii) upon the dissolution of the Trust;

(f) Borrow money from, or loan money to, any Shareholder, the Sponsor or any other Person;

(g) Create, incur, assume or suffer to exist any lien, mortgage, pledge conditional sales or other title retention agreement, charge, security interest or encumbrance on or with respect to the Trust Estate, except for (i) liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established and (ii) liens by the Trustee against the Trust property as security for any amounts owing to the Trustee hereunder;

(h) Commingle the Trust Estate with the assets of any other Person; provided that, for the avoidance of doubt, a portion of the Trust Estate may be held in the Settlement Balance from time to time in order to facilitate the creation and redemption of Shares;

(i) Permit rebates to be received by the Sponsor or any Affiliate of the Sponsor, or permit the Sponsor or any Affiliate of the Sponsor to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

(j) Enter into any contract with the Sponsor or an Affiliate of the Sponsor (A) that, except for selling agreements for the sale of Shares, has a term of more than one year and that does not provide that it may be canceled by the Trust without penalty on one hundred twenty (120) days prior written notice or (B) for the provision of services, except at rates and terms at least as favorable as those that may be obtained from third parties in arm’s length negotiations;

(k) Enter into any exclusive brokerage contract;

(l) Elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes; or

(m) Notwithstanding any other provision of this Trust Agreement, including SECTION 6.4(b), take any action that could cause the Trust to be treated other than as a grantor trust for U.S. federal income tax purposes.

(f) Section 12.2 of the Trust Agreement is amended as follows (with ~~strike through~~ representing deletions and underlining and bold representing additions):

SECTION 12.2 Distributions on Dissolution. Upon the dissolution of the Trust, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidating Trustee”) as the majority in interest of the Shareholders may propose and approve) shall take full charge of the Trust Estate. Any Liquidating Trustee so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Trust Statute, the affairs of the Trust shall be wound up and all assets owned by the Trust shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Shareholders pro rata in accordance with their respective Percentage Interests of the Trust Estate. Notwithstanding anything to the contrary herein, no distributions of Ether shall be made to Shareholders upon the dissolution of the Trust~~; provided that the Trust may distribute interests in any liquidating trust or other vehicle formed to hold Ether~~.

(g) Section 13.11 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 13.11 Integration. This Trust Agreement and Amendment No. 1 and No. 2 thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

(h) The Form of Certificate of Trust of the Trust attached in the Trust Agreement as Exhibit A is replaced in its entirety with the Form of Certificate of Amendment to Certificate of Trust attached hereto as Exhibit A.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Governing Law.

The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations.

a)
The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

b)
If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction.

In this Amendment, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Counterparts; Electronic Signatures.

This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms.

For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

SECTION 2.6 Authorization.

The Sponsor hereby authorizes and directs the Trustee to execute this Amendment and to execute and file the Certificate of Amendment with the Secretary of State of the State of Delaware.

[Signature Page Follows]

Exhibit 4.1

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 2 to the Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

CSC DELAWARE TRUST COMPANY,

as Trustee

By: /s/ Gregory Daniels

Name: Gregory Daniels

Title: Vice President

GRAYSCALE INVESTMENTS, LLC,

as Sponsor

By: /s/ Edward McGee

Name: Edward McGee

Title: Chief Financial Officer